Exhibit 99.1

IMPCO Technologies Confirms Compliance with Nasdaq Continued Listing Standards

Upon Filing Form 10-Q Following Receipt of Notice of Potential Delisting

Cerritos, California // May 19, 2005 // PRNewswire // IMPCO Technologies, Inc. (Nasdaq: “IMCO”) announced today that it has received a letter from Nasdaq confirming that the Company is now in compliance with the standards for continued listing on Nasdaq following yesterday’s filing of the Company’s quarterly report on Form 10-Q for the quarter ended March 31, 2005.

The Company had received a notice from The Nasdaq Stock Market Inc., on May 18, 2005, that the Company’s securities were subject to potential delisting due to the fact that it was not in compliance with Nasdaq Marketplace Rule 4310(c)(14) as a result of the Company’s failure to file its quarterly report on Form 10-Q on a timely basis.

About IMPCO Technologies:

IMPCO designs, manufactures, markets and supplies advanced product and systems to enable internal combustion engines to run on clean burning gaseous fuels such as natural gas, propane and biogas. IMPCO is leader in the heavy duty, industrial, power generation and stationary engines sectors. Headquartered in Cerritos, California, IMPCO has offices throughout Asia, Europe, Australia and North America. More information can be found at IMPCO’s web site, http://www.impco.ws.

About BRC Gas Equipment:

BRC produces a complete range of systems for converting vehicles to gaseous fuel to meet market requirements. BRC is a leader in the light duty and automobile alternative fuel sectors and has established alliances with several major car-makers for OEM projects. Headquartered in Cherasco, Italy, BRC has offices throughout Asia, Europe and South America. More information can be found at BRC’s web site, http://www.brc.it.

For further information, please contact Dale Rasmussen, Vice President, Investor Relations.

Phone: +1-206-315-8242

Fax: +1-206-315-8301